Exhibit 99.3

LABORATORY CORPORATION OF AMERICA HOLDINGS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information of Laboratory Corporation of America Holdings (“LabCorp”) has been prepared to illustrate the effect of the following items: (i) the consummation of the Agreement and Plan of Merger (the “Merger Agreement”) among LabCorp, Covance Inc., a Delaware corporation (“Covance”), and Neon Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into Covance (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement, with Covance surviving as a wholly owned subsidiary of LabCorp, as described in the Current Report on Form 8-K filed by LabCorp on November 3, 2014; (ii) the issuance of an aggregate of $3,250.0 of senior unsecured notes of LabCorp; and (iii) the incurrence of $1,000.0 of indebtedness by LabCorp under a term loan facility. Under the terms of the Merger Agreement, each outstanding share of Covance common stock at the effective time will be exchanged for $75.76 in cash, without interest, and 0.2686 shares of LabCorp common stock.

The following unaudited pro forma condensed combined financial statements give effect to the Merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805, Business Combinations, which we refer to as ASC 805, with LabCorp treated as the legal and accounting acquirer. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of LabCorp and Covance. Although LabCorp has entered into the Merger Agreement, there is no guarantee that the Merger will be completed. The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of LabCorp and Covance as of September 30, 2014, and has been prepared to reflect the Merger as if it occurred on September 30, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 combines the historical results of operations of LabCorp and Covance, giving effect to the Merger as if it occurred on January 1, 2013.

The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the Merger, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges LabCorp expects to incur in connection with the transaction, including, but not limited to, costs in connection with integrating the operations of LabCorp and Covance.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, LabCorp adjusted Covance’s assets and liabilities to their estimated fair values. As of the date of the Registration Statement on Form S-4 of LabCorp filed on November 26, 2014, LabCorp has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Covance assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Covance’s accounting policies to LabCorp’s accounting policies. A final determination of the fair value of Covance’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Covance that exist as of the date of completion of the Merger and, therefore, cannot be made prior to that date. Additionally, the value of the portion of the per share merger consideration to be paid in shares of LabCorp common stock will be determined based on the trading price of LabCorp common stock at the time of the completion of the Merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements. The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the industry, LabCorp’s historical experience, data that was available through the public domain and LabCorp’s due diligence review of Covance’s business. Until the Merger is completed, both companies are limited in their ability to share information with each other. Upon completion of the

Merger, valuation work will be performed and any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of operations until the purchase price allocation is finalized.

There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	LabCorp’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2013 and LabCorp’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014; and

•	Covance’s audited consolidated financial statements and related notes thereto attached hereto as Exhibit 99.1 and unaudited consolidated financial statements and notes thereto attached hereto as Exhibit 99.2.

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2013

(Dollars in millions except per share data)

	Historical		Note 2	Note 4
	LabCorp	Covance	Reclassifications	Pro Forma and Other Adjustments		Pro Forma Condensed Combined
Net sales	$5,808.3	$2,402.3	$192.8	$—		$8,403.4
Reimbursable out-of-pocket expenses	—	192.8	(192.8)	—		—
Cost of sales	3,585.1	1,692.2	316.5	—		5,593.8
Reimbursable out-of-pocket expenses	—	192.8	(192.8)	—		—

Gross profit	2,223.2		(123.7)	—		2,809.6
Selling, general and administrative expenses	1,128.8	360.0	(15.7)	—		1,473.1
Amortization of intangibles and other assets	81.7	127.9	(127.1)	91.1	a)	173.7
Impairment charges	—	4.9	(4.9)	—		—
Restructuring and other special charges	21.8	—	23.9	—		45.7

Operating income	990.9	217.3	—	(91.1)		1,117.1
Other income (expenses):
Interest income	—	2.6	(2.6)	—		—
Interest expense	(96.5)	(6.7)	—	(140.3	)b)	(243.5)
Equity method income, net	16.9	—	—	—		16.9
Investment income	2.2	—	2.6	—		4.8
Gain on sale of investments	—	16.4	(16.4)	—		—
Other, net	2.1	(1.9)	16.4	—		16.6

Earnings before income taxes	915.6	227.7	—	(231.4)		911.9
Provision for income taxes	340.2	48.5	—	88.6	c)	300.1

Net earnings	575.4	179.2	—	(142.8)		611.8

Less: Net earnings attributable to the noncontrolling interest	(1.6)	—	—	—		(1.6)

Net earnings attributable to LabCorp	$573.8	$179.2	$—	$(142.8)		$610.2

Basic and diluted earnings per share:
Basic earnings per common share	$6.36	$3.28				$5.77
Diluted earnings per common share	$6.25	$3.15				$5.68
Weighted average number of shares used in per share calculations:
Basic shares	90,200,000	54,648,533		15,647,244	d)	105,847,244
Diluted shares	91,800,000	56,899,013		15,647,244	d)	107,447,244

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2014

(Dollars in millions, except per share data)

	Historical		Note 2	Note 4		Pro Forma Condensed Combined
	LabCorp	Covance	Reclassifications	Pro Forma and Other Adjustments
Net sales	$4,498.9	$1,886.6	$137.8	$—		$6,523.3
Reimbursable out-of-pocket expenses	—	137.8	(137.8)	—		—
Cost of sales	2,842.3	1,310.2	236.6	—		4,389.1
Reimbursable out-of-pocket expenses	—	137.8	(137.8)	—		—

Gross profit	1,656.6		(98.8)	—		2,134.2
Selling, general and administrative expenses	888.5	259.0	(11.2)	—		1,136.3
Amortization of intangibles and other assets	61.3	102.1	(101.4)	63.0	a)	125.0
Impairment charges	—	52.6	(52.6)	—		—
Restructuring and other special charges	15.4	—	66.4	—		81.8

Operating income	691.4	162.7	—	(63.0)		791.1
Other income (expenses):
Interest income	—	1.8	(1.8)	—		—
Interest expense	(77.4)	(9.7)	—	(100.6	)b)	(187.7)
Equity method income, net	10.4	—	—	—		10.4
Investment income	0.9	—	1.8	—		2.7
Gain on sale of businesses	—	15.1	(15.1)	—		—
Other, net	13.9	(3.6)	15.1	—		25.4

Earnings before income taxes	639.2	166.3	—	(163.5)		642.0
Provision for income taxes	246.5	32.6	—	62.6	c)	216.5

Net earnings	392.7	133.8	—	(100.9)		425.6

Less: Net earnings attributable to the noncontrolling interest	(1.1)	—	—	—		(1.1)

Net earnings attributable to LabCorp	$391.6	$133.8	$—	$(100.9)		$424.5

Basic and diluted earnings per share:
Basic earnings per common share	$4.61	$2.41				$4.22
Diluted earnings per common share	$4.53	$2.32				$4.16
Weighted average number of shares used in per share calculations:
Basic shares	84,900,000	55,485,756		15,647,244	d)	100,557,244
Diluted shares	86,500,000	57,553,096		15,647,244	d)	102,147,244

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

LABORATORY CORPORATION OF AMERICA HOLDINGS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2014

(in millions)

	Historical		Note 2	Note 4		Pro Forma Condensed Combined
	LabCorp	Covance	Reclassifications	Pro Forma and Other Adjustments
ASSETS
Current assets:
Cash and cash equivalents	$575.7	$704.8	$—	$(850.8	)e)	$429.7
Accounts receivable, net	841.6	330.7	—	—		1,172.3
Unbilled services	—	159.2	—	—		159.2
Supplies inventories	138.8	51.5	—	—		190.3
Prepaid expenses and other	126.3	215.3	—	(0.7	)f)	340.9
Deferred income taxes	5.4	56.0	—	—		61.4

Total current assets	1,687.8	1,517.5	—	(851.5)		2,353.8
Property, plant and equipment, net	754.7	862.2	—	—		1,616.9
Goodwill, net	3,066.4	118.1	—	3,145.7	g)	6,330.2
Intangible assets, net	1,489.4	—	7.5	2,204.0	h)	3,700.9
Joint venture partnerships and equity method investments	94.7	—	—	—		94.7
Other assets, net	138.8	34.6	(7.5)	26.9	i)	192.7

Total assets	$7,231.8	$2,532.3	$—	$4,525.1		$14,289.2

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
Accounts payable	$286.2	$53.9	$—	$—		$340.1
Accrued payroll and benefits	—	129.9	(129.9)	—		—
Accrued expenses and other	365.2	113.3	156.2	(75.0	)j)	559.7
Unearned revenue	—	219.8	—	(11.0	)k)	208.8
Deferred income taxes	—	—	—	112.3	m)	112.3
Income taxes payable	—	26.3	(26.3)	—		—
Short-term borrowings and current portion of long-term debt	97.6	—	—	—		97.6

Total current liabilities	749.0	543.2	0.0	26.3		1,318.5
Long-term debt, less current portion	2,917.1	250.0	—	4,000.0l	)	7,167.1
Deferred income taxes and other tax liabilities	552.6	13.0	9.3	844.1	m)	1,419.0
Other liabilities	223.9	77.0	(9.3)	—		291.6

Total liabilities	4,442.6	883.2	—	4,870.4		10,196.2
Commitments and contingent liabilities
Noncontrolling interest	18.4	—	—	—		18.4
Shareholders equity:
Common stock	10.4	0.8	—	0.7	n)	11.9
Additional paid-in capital	—	959.4	—	618.6	n)	1,578.0
Retained earnings	3,685.6	1,913.6	—	(2,189.3	)n)	3,409.9
Less common stock held in treasury	(965.5)	(1,214.6)	—	1,214.6	n)	(965.5)
Accumulated other comprehensive income	40.3	(10.1)	—	10.1	n)	40.3

Total shareholders equity	2,770.8	1,649.1	—	(345.3)		4,074.7

Total liabilities and shareholders equity	$7,231.8	$2,532.3	$—	$4,525.1		$14,289.2

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Dollars in millions, except per share data)

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On November 2, 2014, LabCorp entered into the merger agreement, under the terms of which Covance stockholders as of the effective time will have the right to receive $75.76 in cash, without interest, and 0.2686 of a share of LabCorp common stock for each share of Covance common stock.

LabCorp plans to pay the cash portion of the merger consideration from cash on hand and third party debt financing, which may include some combination of a senior unsecured term loan facility and/or the issuance of senior unsecured notes. LabCorp has entered into a bridge facility commitment letter with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC, which we refer to collectively as the commitment parties. Under the bridge facility commitment letter, the commitment parties have agreed to provide a $4,250.0 senior unsecured bridge term loan credit facility comprised of a $3,850.0 364-day unsecured debt bridge tranche and a $400.0 60-day cash bridge tranche, which we refer to collectively as the bridge facility, to fund part of the cash portion of the merger consideration pursuant to a commitment letter entered into on November 2, 2014, which we refer to as the commitment letter. LabCorp anticipates that some or all of the bridge facility will be replaced prior to the closing of the merger with permanent financing comprised of senior unsecured notes of approximately $3,250.0 with maturities ranging from three to thirty years, which we refer to as the senior unsecured notes, and a term loan facility of $1,000.0, which we refer to as the term loan. LabCorp also expects to replace its existing revolving credit facility with a new revolving credit facility of $1,000.0, which we refer to as the credit facility. For purposes of these pro forma financial statements, management assumed that the cash portion of the merger consideration would be funded by the senior unsecured notes and the term loan, and the bridge facility will not be drawn.

At the effective time, certain shares of Covance restricted stock and deferred stock units will be canceled and converted into the right to receive the merger consideration. This conversion is not expected to result in a significant amount of incremental value to the restricted stock or deferred stock unit holders; however if it is determined that the exchange of such restricted shares or deferred stock units result in incremental value at the acquisition date, LabCorp would recognize a one-time charge for such incremental value as post-combination compensation expense. LabCorp will allocate purchase price consideration of $105.1 for the portion of the fair value of the shares related to pre-combination services (including (i) vested shares and deferred stock units, (ii) shares for which vesting was accelerated as a result of the change in control provision in the 2010 Employee Equity Participation Plan, (iii) deferred stock units for which vesting was accelerated as a result of the change of control provision in the 2012 Directors Deferred Stock Plan and (iv) the portion of the shares for which vesting was accelerated as a result of the merger agreement which related to pre-combination services). LabCorp will recognize post-combination compensation expense of $43.9 as a one-time charge for the portion of the shares for which vesting was accelerated as a result of the change in control provisions in the 2014 Employee Equity Participation Plan and the 2013 Employee Equity Participation Plan, and as a result of the merger agreement which related to services not provided as of the date of the transaction. This post-combination compensation expense has been excluded from the unaudited pro forma condensed combined statement of operations as they reflect charges directly attributable to the merger that will not have a continuing impact on LabCorp’s operations; however, it has been reflected in retained earnings, net of tax of $27.1 on the unaudited pro forma balance sheet.

In addition, outstanding stock options, whether or not vested or exercisable, and outstanding restricted stock units, which we refer to as RSUs, of Covance, which were issued to certain employees of Covance, will be canceled and converted into the right to receive a cash payment upon the closing of the merger. The cash payment for options and Covance RSUs will be calculated at the time of the merger based upon 0.2686 multiplied by the average LabCorp stock price plus cash consideration (less, in the case of each in-the-money Covance stock option, the exercise price of such stock option) multiplied by the number of shares of Covance common stock related to each option and Covance RSU, respectively. The calculated value of the cash payment for purposes of the unaudited pro forma condensed combined financial statement is $38.99 per Covance stock option and RSU based on the closing price of LabCorp’s common stock of $100.95 on November 19, 2014 (the most recent practicable date prior to the filing of the Registration Statement on Form S-4 of LabCorp on November 26, 2014). LabCorp will assume a liability of

$100.9 for the portion of the cash payments related to pre-combination services (including (i) vested options, and (ii) those options for which vesting was accelerated as a result of the change in control provision in the 2010 Employee Equity Participation Plan). LabCorp will recognize post-combination compensation expense of $1.6 as a one-time charge for the portion of the options for which vesting was accelerated as a result of the change in control provisions in the 2014 Employee Equity Participation Plan and the 2013 Employee Equity Participation Plan, and as a result of the merger agreement. This post-combination compensation expense has been excluded from the unaudited pro forma condensed combined statement of operations as they reflect charges directly attributable to the merger that will not have a continuing impact on LabCorp’s operations; however, it has been reflected in retained earnings, net of tax of $1.0 on the unaudited pro forma balance sheet.

Additionally, certain executive officers of Covance will be eligible to receive change in control payments, including enhanced severance and other separation benefits in the event the executive officer experiences a qualifying termination of employment in conjunction with the completion of the merger. It is estimated that such payments will approximate $23.7, which would be recognized by LabCorp as post-combination compensation expense. This post-combination compensation expense has been excluded from the unaudited pro forma condensed combined statement of operations as they reflect changes directly attributable to the merger that will not have a continuing impact on LabCorp’s operations; however, it has been reflected in retained earnings, net of tax of $9.1 on the unaudited pro forma balance sheet.

The merger is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combination, with LabCorp treated as the acquirer. Under the acquisition method, the total estimated purchase price is calculated as described in Note 3. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates. These estimates are based on key assumptions related to the merger, including reviews of publicly disclosed allocations for other acquisitions in the industry, LabCorp’s historical experience, data that was available through the public domain and LabCorp’s due diligence review of Covance’s business. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the merger may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the fair market value of actual net tangible and intangible assets and liabilities of Covance at the closing date of the merger.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, LabCorp has applied the guidance in ASC 820, Fair Value Measurements and Disclosures, which we refer to as ASC 820, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. For the periods presented, neither LabCorp nor Covance had yet incurred material transaction costs related to the merger.

The unaudited pro forma condensed combined financial statements were prepared in accordance with GAAP in the United States and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the consolidated companies based upon the historical information after giving effect to the merger and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on September 30, 2014; and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 and the nine month period ended September 30, 2014 combines the historical results of operations of LabCorp and Covance giving effect to the merger as if it had occurred on January 1, 2013.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that LabCorp expects to achieve as a result of the merger or the costs necessary to achieve these costs savings or synergies.

2. ACCOUNTING POLICIES AND RECLASSIFICATIONS

LabCorp performed certain procedures for the purpose of identifying any material differences in significant accounting policies between LabCorp and Covance, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by LabCorp involved a review of Covance’s publicly disclosed summary of significant accounting policies, including those disclosed in Covance’s Annual Report on Form 10-K for the year ended December 31, 2013 and preliminary discussion with Covance management regarding Covance’s significant accounting policies to identify material adjustments. While LabCorp expects to engage in additional discussion with Covance’s management and continue to evaluate the impact of Covance’s accounting policies on its historical results after completion of the merger, LabCorp’s management does not believe there are any differences in the accounting policies of Covance and LabCorp that will result in material adjustments to LabCorp’s consolidated financial statements as a result of conforming Covance’s accounting policies to those of LabCorp.

Additionally, the historical consolidated financial statements of Covance presented herein have been adjusted by condensing certain line items and by reclassifying certain line items in order to conform to LabCorp’s financial statement presentation; these reclassifications are reflected in the column “Reclassifications.”

The reclassification adjustments on the balance sheet pertain to the following: (1) reclassification of intangible assets from other assets; (2) reclassification of tax reserve from other liabilities to deferred income taxes and other tax liabilities; and (3) reclassification of accrued payroll and benefits and income taxes payable to accrued expenses and other. The reclassification adjustments on the statements of operations pertain to the following: (1) reclassification of interest income to investment income; (2) reclassification of reimbursable out of pocket expenses to net sales and cost of sales; (3) reclassification of impairment charges to restructuring and other special charges; (4) reclassification of restructuring costs and other cost actions from selling, general and administrative expenses to restructuring and other special charges; (5) reclassification of gain on sale of investments and gain on sale of businesses to other, net; and (6) reclassification of depreciation expense from amortization of intangibles and other assets to cost of sales ($123.7 and $98.8 for the year ended December 31, 2013 and nine months ended September 30, 2014, respectively) and selling, general and administrative expenses ($3.3 and $2.6 for the year ended December 31, 2013 and nine months ended September 30, 2014, respectively).

3. PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED

The merger has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the merger be measured at the closing date of the merger at the then-current market price. Based on (1) the closing price of LabCorp’s common stock of $100.95 per share on November 19, 2014 (the most recent practicable date prior to the filing of the Registration Statement on Form S-4 of LabCorp filed on November 26, 2014), (2) the fair value of Covance’s indebtedness, paid off in conjunction with the merger (3) the number of shares of Covance common stock outstanding as of November 19, 2014 (the most recent practicable date prior to the filing of the Registration Statement on Form S-4 of LabCorp filed on November 26, 2014), and (4) the number of options to purchase Covance common stock, restricted stock, restricted stock units and deferred stock units that are outstanding at October 31, 2014 as disclosed in the merger agreement, the total consideration would have been approximately $6,304.4. Changes in the share price of LabCorp’s common stock, or changes in the number of Covance’s outstanding shares of common stock, stock options or Covance RSUs outstanding could result in material differences in the consideration and, thus, the purchase price and related purchase price allocation. At the effective time, each outstanding share of Covance common stock will be cancelled and converted into the right to receive (1) $75.76 in cash, without interest, and (2) 0.2686 of a share of LabCorp common stock.

The following is a preliminary estimate of the consideration to be paid by LabCorp in the merger:

Cash Consideration ($75.76 x 56,807,092 shares of Covance common stock outstanding)	$4,303.7
Stock Consideration (56,807,092 shares of Covance converted to 15,198,496 shares of LabCorp at a 0.2686 conversion rate)	1,540.3
Value of Covance’s indebtedness repaid in conjunction with the merger	254.4
Cash settlement of equity awards of Covance	178.2
Value of Covance restricted stock and deferred stock units converted into LabCorp common stock (1,021,170 shares of Covance restricted stock converted to 274,287 at a 0.2686 conversion rate)	27.7

Total value of consideration transferred	$6,304.4

The estimated value of the consideration does not purport to represent the actual value of the total consideration that will be received by Covance’s stockholders when the merger is completed. In accordance with US GAAP, the fair value of the equity securities issued as part of the consideration will be measured at the closing date of the merger at the then-current market price. This requirement will likely result in a per share value component different from the $100.95 per share on November 19, 2014 assumed in the calculation, and that difference may be material. For example, an increase or decrease of 10% in the price of LabCorp’s common stock on the closing date of the merger from the price of LabCorp stock assumed in these unaudited pro forma condensed combined financial statements would change the value of the consideration by approximately $154.4, which would be reflected as an equivalent increase or decrease to goodwill.

The following is a summary of the preliminary estimated fair values of the net assets acquired:

Total estimated consideration transferred	$6,304.4

Cash and cash equivalents	704.8
Accounts receivable	330.8
Unbilled services	159.2
Supplies inventories	51.5
Prepaid expenses and other	214.6
Deferred income taxes	56.0
Property, plant and equipment	862.2
Intangible assets	2,211.5
Other assets	24.3

Total assets	$4,614.9

Accounts payable	53.9
Accrued expenses and other	265.1
Unearned revenue	208.8
Deferred income taxes	112.3
Deferred income taxes and other tax liabilities	866.5
Other liabilities	67.7

Net assets to be acquired	$3,040.6

Goodwill	$3,263.8

LabCorp has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger. LabCorp anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to net working capital, property, plant, and equipment, trade names and trademarks, customer relationships and residual goodwill. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

For purposes of these unaudited pro forma condensed combined financial statements and the preliminary purchase accounting allocation, management assumed that the $862.2 carrying value of Covance’s property, plant and equipment at September 30, 2014, approximated its fair value. Upon closing of the merger, LabCorp will record the acquired property, plant and equipment at its acquisition date fair values. At the date of the Registration Statement on Form S-4 of LabCorp filed on November 26, 2014, LabCorp had limited access to information and did not have sufficient information, such as the specific nature, age, condition or location of the land, buildings, machinery and equipment, and does not know the appropriate valuation premise to make a preliminary valuation. A fair value increase or decrease of 10% would increase or decrease property, plant and equipment by $86.2, deferred tax liability by approximately $33.0 and goodwill by approximately $53.2. With other assumptions held constant, a 10% increase in the fair value adjustment for property, plant and equipment would increase annual pro forma depreciation expense by approximately $12.7.

The final consideration, and amounts allocated to assets acquired and liabilities assumed in the merger could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the merger from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the merger. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

4. PRELIMINARY PRO FORMA ADJUSTMENTS RELATED TO THE MERGER

The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the merger are as follows:

(a)	Amortization of intangibles and other assets—Adjustment reflects the preliminary amortization expense associated with the fair value of the identifiable intangible assets acquired in the merger of $91.1 and $63.0 for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

The preliminary amortization expense for the intangible assets acquired from Covance is as follows:

Intangible assets, net	Estimated useful life (years)	Preliminary fair value	Amortization expense for the year ended December 31, 2013	Amortization expense for the nine months ended September 30, 2014
Customer list	27	$1,916.9	$71.0	$53.2
Land use right	3	4.9	1.6	0.8
Tradenames and trademarks	15	289.4	19.3	9.6
Other	5	0.3	0.1	0.2

Total		$2,211.5	$92.0	$63.8

Less: Covance historical amortization expense			(0.9)	(0.8)

Pro forma adjustment to amortization of intangibles and other assets			$91.1	$63.0

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives. The amortizable lives reflect the periods over which the assets are expected to provide material economic benefit. With other assumptions held constant, a 10% increase in the fair value adjustment for amortizable intangible assets would increase annual pro forma amortization by approximately $9.2. In addition, with other assumptions held constant, a one year change in the estimated useful lives of the customer list and tradenames and trademarks would change annual amortization expense by approximately $2.5 and $1.2, respectively.

(b)

Interest expense—As described in Note 1, in connection with entering into the merger agreement, LabCorp has entered into a commitment letter with various lenders pursuant to which the lenders have agreed to provide a bridge facility of up to $4,250.0 to fund part of the cash portion of the merger consideration and fees and expenses in connection with the transactions contemplated by the merger agreement. LabCorp anticipates replacing some or all of the bridge facility prior to closing of the merger with permanent financing comprising the senior unsecured notes and the term loan. For purposes of these unaudited pro forma condensed combined financial statements, management assumed that the cash portion of the merger consideration would be funded by the senior unsecured notes and the term loan and no debt will be outstanding under the bridge facility at the date of the merger.

The final terms of the senior unsecured notes and term loan will be subject to market conditions and may change materially from the assumptions described below. Depending upon the nature of the changes, the impact on the unaudited pro forma condensed combined financial statements could be material.

The pro forma adjustment to interest expense reflects the additional interest expense that would have been incurred during the historical periods presented assuming the merger and the issuance of the senior unsecured notes and term loan had occurred as of January 1, 2013.

Composition of new debt and related interest expense	Weighted Average Interest Rate	Debt	Interest expense for the year ended December 31, 2013	Interest expense for the nine months ended September 30, 2014
Total new debt (pro forma footnote 4(n) below) and related interest expense	3.36%	$4,250.0	$142.9	$107.2
Amortization of new debt issuance costs			4.1	3.1

Total			$147.0	$110.3

Less: Covance historical interest expense			(6.7)	(9.7)

Pro forma adjustment to interest expense			$140.3	$100.6

An increase (decrease) of 0.125% in the assumed interest rate of the term loan would increase (decrease) annual pro form interest expense by $1.3. An increase (decrease) of 0.125% in the assumed weighted average interest rate of the senior unsecured notes would increase (decrease) annual pro forma interest expense by $4.1. An increase (decrease) of $100.0 in the principal amount of the senior unsecured notes would increase (decrease) annual pro forma interest expense by $3.8.

If LabCorp were to use the bridge facility of $4,250.0 (instead of the senior unsecured notes and term loan as assumed), the pro forma interest expense would be $93.5 for the year ended December 31, 2013 and $70.1 for the nine months ended September 30, 2014. An increase (decrease) of 0.125% in the assumed interest rate on the bridge facility would increase annual pro forma interest expense by $5.3.

Debt issuance costs estimated to be incurred in conjunction with the merger have been amortized over the term of the respective debt instrument for the purposes of calculating the net pro forma adjustment to interest expense.

(c)	Provision for income taxes—Adjustment reflects the tax effects of the pro forma adjustments made to the pro forma statement of operations calculated at the combined federal and state statutory rate of 38.3%. This rate does not reflect LabCorp’s effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(d)	Basic and diluted earnings per common share—The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is calculated as follows (in shares):

	Year ended December 31, 2013		Nine months ended September 30, 2014
	Basic	Diluted	Basic	Diluted
LabCorp shares to be issued to shareholders of Covance	15,258,385	15,258,385	15,258,385	15,258,385
Covance restricted stock to be converted into LabCorp common stock (1,447,724 shares of Covance restricted stock and deferred stock units converted to 388,859 at a 0.2686 conversion rate)	388,859	388,859	388,859	388,859

LabCorp shares to be issued	15,647,244	15,647,244	15,647,244	15,647,244

As all outstanding shares of Covance common stock will be eliminated in the merger, the unaudited pro forma weighted average number of basic shares outstanding is calculated by adding LabCorp’s historical weighted average number of basic shares outstanding for the period and the number of shares of LabCorp common stock expected to be issued to Covance’s stockholders in the merger. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding LabCorp’s historical weighted average number of diluted shares outstanding for the period and the number of shares of LabCorp common stock expected to be issued in the merger. As each outstanding stock option or RSU issued under each of the Covance Employee Equity Participation Plans, whether or not then vested or exercisable, will be canceled and terminated at the effective time in exchange for the right to receive cash, such stock options and RSUs were excluded from this calculation. Refer to pro forma footnote Note 1 for more information about treatment of stock-based compensation under the provisions of the merger agreement.

(e)	Cash and cash equivalents—Adjustment reflects the preliminary net adjustment to cash in connection with the merger :

Cash portion of the merger consideration	$(4,303.7)
Payment of outstanding Covance restricted stock, restricted stock units, deferred stock units and stock options	(212.2)
Repayment of Covance debt	(254.4)
Payment of transaction related expenses	(306.8)
Payment related to Covance change in control provisions	(23.7)
Proceeds from additional borrowings	4,250.0

Pro forma adjustment to cash and cash equivalents	$(850.8)

Components of the adjustment include (i) a decrease in cash resulting from payment of the cash component of the merger consideration; (ii) a decrease in cash related to the payment to holders of Covance restricted stock, restricted stock units, deferred stock units and stock options, of which $178.2 relates to merger consideration and $33.9 is to be recognized as post-combination compensation expense; (iii) a decrease in cash related to the repayment of Covance’s debt, including accrued interest; (iv) estimated transaction related expenses of $306.8, consisting of financing fees of $46.8, of which an estimated $29.7 will be capitalized, and advisory costs of $260.0, expected to be expensed as incurred in connection with the merger; (v) estimated change in control payments, including enhanced severance and other separation benefits that are payable upon a qualifying termination of employment in conjunction with the completion of the merger in an amount of approximately $23.7 and (vi) an increase in cash resulting from the proceeds in additional borrowings of $3,250.0 of senior unsecured notes and an aggregate amount of $1,000.0 for the term loan.

(f)	Prepaid expenses and other—Adjustment reflects the elimination of $0.7 of Covance’s unamortized deferred financing costs classified as short-term, which was written off in connection with the merger.

(g)	Goodwill, net—Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the merger. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in pro forma footnote Note 3. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, LabCorp will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of Covance. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows:

Preliminary purchase price	$6,304.4
Less: Fair value of net assets to be acquired	(3,040.6)

Total estimated goodwill	3,263.8
Less: Covance reported goodwill	(118.1)

Pro forma adjustment to goodwill	$3,145.7

(h)	Intangible assets, net—Adjustment reflects the preliminary fair market value related to the change in fair value of identifiable intangible assets acquired in the merger. Refer to pro forma footnote Note 4(a) above for details related to the estimated fair value and related amortization expense of the intangible assets. The preliminary amounts assigned to the identifiable intangible assets are as follows:

Estimated fair value	$2,211.5
Less: Covance book value of intangible asset	(7.5)

Pro forma adjustment to intangible assets	$2,204.0

(i)	Other assets, net—LabCorp is expected to incur an estimated $29.7 in capitalizable debt issuance costs in conjunction with the issuance of the senior unsecured notes and term loan, which will be capitalized as other assets on the pro forma balance sheet and amortized over the life of the underlying debt instrument. In addition, deferred financing costs of $2.8, classified as long-term, related to Covance’s debt were written off in connection with the merger. As such, the net pro forma adjustment to other assets on the unaudited pro forma balance sheet is $26.9.

(j)	Accrued expenses and other—Adjustments reflect (i) a $44.1 reduction of income tax payable related to the estimated impact of acquisition and financing costs expensed in connection with the merger based on a combined federal and state statutory tax rate of 38.3%; (ii) a $9.1 reduction of income tax payable related to the estimated tax impact of the estimated change in control payments, including enhanced severance and other separation benefits that are payable upon a qualifying termination of employment in conjunction with the completion of the merger; (iii) a $17.4 reduction of income tax payable related to the estimated tax impact of the post-combination compensation expense; and (iv) the removal of the accrued interest of $4.4 related to Covance’s historical debt, which was paid off at the date of the merger. As such, the net pro forma adjustment to accrued expense and other on the unaudited pro forma balance sheet is $75.0.

(k)	Unearned revenue—Management assumed that the fair value of the unearned revenue balance represented 95% of the $219.8 carrying value of Covance’s unearned revenue balance at September 30, 2014. Upon closing of the merger, LabCorp will record the assumed unearned revenue at its acquisition date fair values, which will represent LabCorp’s future performance obligation. The process of determining the fair value of the unearned revenues can result in a significant downward adjustment; the revenues associated with this haircut will not be recognized by LabCorp post-merger.

(l)	Long-term debt—To fund transaction-related items, the cash portion of the merger consideration and other one-time costs, LabCorp is expected to incur $4,250.0 of additional debt, with maturities ranging from three to thirty years and an expected weighted average interest rate of 3.36% on the principal amount of the debt. The preliminary adjustment to long-term debt is as follows:

Proceeds from additional borrowings:
3-Yr Senior Unsecured Notes due 2017	$500.0
5-Yr Senior Unsecured Notes due 2019	750.0
10-Yr Senior Unsecured Notes due 2024	1,000.0
30-Yr Senior Unsecured Notes due 2044	1,000.0
Term Loan	1,000.0
Less: Covance long-term debt	(250.0)

Pro forma adjustment to long-term debt	$4,000.0

(m)	Deferred income taxes—Adjustment reflects the deferred income tax effects of the pro forma adjustments made to the pro forma balance sheet by applying the combined federal and state statutory tax rate of 38.3% to the fair value adjustments made to certain assets acquired and liabilities assumed, primarily as indicated in the table below:

	Adjustment to Asset Acquired (Liability Assumed)	Current Deferred Tax Liability	Noncurrent Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	$2,204.0	$—	$844.1
Estimated tax impact of repatriation of cash(1)	N/A	108.1	—
Estimated fair value adjustment of unearned revenue assumed	208.8	4.2	—

Deferred tax liabilities related to estimated fair value adjustments		$112.3	$844.1

(1)	LabCorp believes at this time that it will be utilizing the earnings from Covance and respective subsidiaries that are currently indefinitely invested. These earnings are estimated to be approximately $244.6 and will generate a deferred tax liability of approximately $108.1. This estimate has been made based on the gross value of the earnings; it has not been reduced by the potential offset from foreign tax credits that will be available upon distribution, as the true value of those credits is not known at this time.

(n)	Stockholders’ equity—Adjustment reflects (i) the issuance of 15,258,385 shares of LabCorp common stock to shareholders of Covance; (ii) the elimination of the historical equity balances of Covance; (iii) the pro forma reduction to retained earnings of $233.0 to reflect the estimated merger related fees and expenses expected to be incurred upon completion of the merger ($277.1 expected to be expensed, net of $44.1 tax benefit); (iv) the pro forma reduction to retained earnings of $28.1 to reflect the estimated post-combination compensation expense associated with the payment of unvested equity awards upon completion of the merger ($45.5 expected to be expensed in connection with the merger, net of $17.4 tax benefit); and (v) the pro forma reduction to retained earnings of $14.6 to reflect the estimated change in control payments, including enhanced severance and other separation benefits that are payable upon a qualifying termination of employment in conjunction with the completion of the merger ($23.7 estimated to be expensed, net of $9.1 tax benefit). The preliminary unaudited pro forma adjustment to common stock is calculated as follows:

Common stock (par value $0.10)	$1.5
Less: Covance historical common stock	(0.8)

Pro forma adjustment—common stock	$0.7

The preliminary unaudited pro forma adjustment to additional paid in capital is calculated as follows:

Additional paid-in-capital from merger (15,258,385 shares issued at $100.95)	$1,538.8
Additional paid-in-capital from Covance restricted stock and deferred stock units converted into LabCorp common stock (388,859 shares issued at $100.95)	39.2
Less: Covance historical additional paid-in-capital	(959.4)

Pro forma adjustment—additional paid-in capital	$618.6

The preliminary unaudited pro forma adjustment to retained earnings is calculated as follows:

Estimated merger related fees and expenses expected to be incurred upon completion of the merger, net of tax	$(233.0)
Post-combination expense related to unvested equity awards upon completion of the merger, net of tax	(28.1)
Post-combination expense related to change in control payments, net of tax	(14.6)
Less: Covance historical retained earnings	(1,913.6)

Pro forma adjustment—retained earnings	$(2,189.3)

The estimated fees and expenses and post-combination compensation expense associated with the payment of accelerated equity awards and change in control payments have been excluded from the unaudited pro forma condensed combined statements of operations as they reflect charges directly attributable to the merger that will not have a continuing impact on LabCorp’s operations.